Exhibit 16.1

April 29, 2019

Securities and Exchange Commission

100 F. Street N.W.

Washington, DC 20549-7561

Dear Sirs/Madams:

We have read 4.01 of Leader Hill Corp. (the “Company”) Form 8-K to be filed on April 29, 2019 and are in agreement with the statements relating only to TAAD, LLP contained therein. We have no basis to agree or disagree with other matters of the Company reported therein.

Very truly yours,

/s/ TAAD LLP

Diamond Bar, CA

April 29, 2019